Exhibit 10.12

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Release”) is entered into by and between Dynegy Inc., an Illinois corporation, and Illinois Power Co., an Illinois corporation (collectively referred to herein as the “Company”), and Larry F. Altenbaumer (“Employee”).

WHEREAS, the Company and Employee have mutually agreed to terminate the employment relationship between the Company and Employee, effective March 31, 2004 (the “Termination Date”). After March 15, 2004, however, Employee will not be expected to appear for work or perform other duties as an employee of the Company;

WHEREAS, Employee and the Company are parties to an Employment Agreement effective December 20, 1999, as amended (the “Agreement”); and

WHEREAS, the Company and Employee wish to set forth their rights and obligations relating to the termination of the Agreement and the termination of the employment relationship between the Company and Employee consistent with the Dynegy Inc. Executive Severance Pay Plan, as amended.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.    Continuation of the Agreement. Employee’s Agreement will expire, by its terms, on February 2, 2004. Upon execution of this Release, the Company and Employee agree that the Agreement, and all of its terms and conditions, including, but not limited to the covenants set forth in Section 4 of the Agreement, but excluding Section 5 of the Agreement, shall be null and void.

2.    Payments. In consideration of Employee’s execution of this Release and in complete and final satisfaction of all amounts due Employee, the Company shall pay Employee, seven days after the execution of this Release or on or before March 31, 2004, whichever occurs last, as follows (hereinafter sometimes collectively referred to as the “Severance Amount”):

a.    $350,000.00, representing 12 months of pay at Employee’s base salary, less all applicable withholdings, including, but not limited to, FICA, Medicare, federal, state and local taxes;

b.    $57,885.00, representing Employee’s accrued Vacation/Personal Paid Time (“PPT”), less all Employee-elected and applicable contributions and withholdings, including, but not limited to, Employee contributions to Employee’s account in the Illinois Power Incentive Savings Plan for Salaried Employees (which contributions, the Company shall match pursuant to the Plan), FICA, Medicare, federal, state and local taxes; and

c.    $175,000.00, representing what Employee would receive in STI payments for 2003, less all applicable withholdings, including, but not limited to, FICA, Medicare, federal, state and local taxes.

3.    Medical, Dental and Vision Benefits Coverage. In the event Employee does not establish eligibility for and receive active retirement medical and health benefits, then the Company will provide continued medical, dental and vision benefits coverage for up to 12 months under the Dynegy or Illinois Power group medical/dental/vision plans for Employee and his eligible dependents in the plans in which Employee was participating immediately prior to the termination of Employee’s employment. This continued benefits coverage is dependent upon Employee continuing to pay the premiums for such coverage based on the premiums paid by active employees of the Company for similar coverage and the availability and terms of such coverage. Employee will receive an election application for this coverage from the Company’s COBRA administrative services provider. Employee’s continued coverage is predicated on the completion of this application and the payment of the premiums pursuant to the process provided by the Company’s COBRA administrative services provider. Such coverage will immediately end upon Employee obtaining new employment and similar coverage (and Employee is obligated to promptly report such eligibility to the Company). Unless Employee is covered by another group medical plan at the expiration of this 12-month continuation period, Employee may be able to continue, completely at his own expense, Dynegy or Illinois Power group medical/dental/vision coverage under COBRA. COBRA provides for a maximum coverage period of eighteen (18) months. Continued coverage under COBRA is not conditioned upon execution of this Release; however, such continuation runs concurrent with the Company’s provision of continued medical, dental and vision benefits coverage for the 12 months immediately following the execution of this Release.

4.    Stock Options. Effective upon the execution of this Release, the 90,000 shares of stock options granted to Employee on February 4, 2003, at a grant price of $1.77 per share (the “2003 Stock Option Grant”) shall fully vest and become immediately exercisable. Employee shall have until March 31, 2005, to exercise the 2003 Stock Option Grant, after which time, it shall automatically become null and void to the extent not exercised. Employee hereby waives any and all rights he may have to all other unvested stock options for which he may be eligible, and, by execution of this Release, any such options are null and void. All other vested options as of the Termination Date shall be exercisable pursuant to the specific terms of each applicable option agreement.

5.    Dynegy Inc. Retirement Plan and Illinois Power Incentive Savings Plan For Salaried Employees. Both Employee and Company matching contributions to the Illinois Power Incentive Savings Plan for Salaried Employees cease on the Employee’s termination date. Accruals and service credit under the Dynegy Inc. Retirement Plan cease on the Employee’s termination date. A letter will be mailed to Employee’s home address of record with Employee’s Illinois Power Incentive Savings Plan for Salaried Employees account balance and applicable benefit under the Dynegy Inc. Retirement Plan, as well as contact information for questions. Benefits will be payable in accordance with the terms of the applicable plan document.

6.    Cooperation with Litigation. Employee agrees to cooperate with and assist the Company with its defense or pursuit of any current or future litigation, investigation, audit or inquiry, including, but not limited to Trans-Elect, Inc. et al. v. Illinois Power Co. , No. 03C-7475 (N.D. Ill.), and Matter of Arbitration Between Kathy Patton and Dynegy Inc. , AAA Case No. 70 116 00740 03, to the extent Employee has relevant knowledge and/or information, regardless of the types of claims or causes of action which form the basis of any such controversy. It is within the Company’s reasonable discretion to determine whether it believes Employee has relevant knowledge and/or information. Employee will provide such cooperation and assistance voluntarily and will have no claim for remuneration from the Company for such cooperation or assistance. Employee agrees that the consideration being provided to him by the Company pursuant to the terms of this Release is sufficient remuneration for any assistance provided. Dynegy agrees to reimburse Employee for any out-of-pocket expenses associated with providing this assistance.

7.    Confidentiality and No Disparaging Comments. Neither Employee nor the Company will make or authorize any public statement to be made to any third party disparaging the other in its or his business interests, conduct and/or affairs. Employee and the Company shall maintain the confidentiality of this Release and its terms, except that Employee may disclose the terms of this Release to Employee’s financial and legal advisors, including each of their respective agents, representatives, employees and attorneys, and to his immediate family members. Except as otherwise provided below, Employee and the Company shall not disclose any aspect of the terms of the Release to, directly or indirectly, any person or entity or mechanism, including but not limited to, the media in any form it may take (such as, without limitation, radio, television, newspapers, magazines, periodicals, internet sites, reporters, writers, publishers, and anyone working for or having any relationship to the media), or any current or former employees of the Company or any of its subsidiary entities; provided, however, Employee and the Company may say that Employee and the Company reached a “mutually satisfactory termination of their relationship that included severance consistent with Dynegy’s existing severance plan and a one-year consulting arrangement”. The Company may disclose the terms of this Release to such employees of the Company as are necessary to effectuate the Company’s obligations under this Release. In addition, any disclosure of matters contained in this Release may be made to the extent required by a final and binding court order or other compulsory process or federal or state financial, accounting or other disclosure requirements demanding production or disclosure of the terms of this Release. Employee and the Company are not prohibited from disclosing the fact of Employee’s departure from the Company. Any press release or other third-party written communication regarding Employee’s termination will be subject to Employee’s approval.

8.    Resignation as Officer or Director. Employee agrees that, in conjunction with the execution of this Release, he will tender his resignation from any position he may hold as an officer or director of the Company or any of its affiliates or subsidiaries, and/or provide the Company with any documentation it deems necessary to effectuate such resignation(s) in the form attached as Exhibit 1.

9.    Mutual Release. In consideration of the mutual promises and covenants of the Company and Employee hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby releases, discharges in full and agrees to waive and forego any right he or she may have to commence a lawsuit against the Company, its predecessors, successors, subsidiaries, operating units, affiliates, divisions and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (individually and collectively called the “Company” for purposes of this Section 9), from and for all rights, claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from or in any way relating to

Employee’s employment with, and termination of employment and the Agreement with the Company, including but not limited to, any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sec.2000e, et seq., as amended by the Civil Rights Act of 1991; the Civil Rights Act of 1966, 42 U.S.C. Sec.Sec.1981, 1983 and 1985; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sec.621, et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Sec.12101, et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C.Sec.621, et seq., as amended by the Older Workers Benefit Protection Act of 1990 (ADEA); the Family and Medical Leave Act of 1993, 29 U.S.C. Sec.2601, et seq.; the Fair Labor Standards Act, 42 U.S.C. Sec.201, et seq., including the Wage and Hour Law relating to payment of wages; the Worker Adjustment and Retraining Notification Act; and all other federal, state or local laws or regulations. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain and anguish, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, violations of state or federal securities laws, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, bad faith, overtime pay, vacation pay, punitive damages, back pay, reinstatement, front pay, liquidated damages, injunctive relief, costs or attorneys’ fees, based on or arising from or in any way relating to Employee’s employment by the Company and/or termination of employment. Employee is not waiving (i) any rights or claims that may arise under the ADEA after this Release is signed, (ii) rights under the separate Contract for Services that Employee will enter into with the Company contemporaneous with this Release, (iii) rights or claims arising under this Release or (iv) rights to indemnification under Section 5 of the Agreement.

THE PRECEDING PARAGRAPH MEANS THAT UPON RECEIPT OF THE PAYMENT DESCRIBED IN SECTION 2 OF THIS RELEASE, EMPLOYEE WILL HAVE WAIVED ANY RIGHT EMPLOYEE MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY BASED ON ANY ACTIONS TAKEN BY THE COMPANY RELATED TO THE SUBJECT MATTER UP TO THE DATE OF SUCH RECEIPT OF PAYMENTS.

The Company releases and discharges Employee from any and all claims, demands, causes of action and theories of recovery of whatever nature, whether known or unknown, and whether recognized by the law or equity of any jurisdiction, in contract, in tort, pursuant to statute or otherwise arising out of or related to Employee’s employment with, and termination of employment and the Agreement with the Company. Except to the extent prohibited by law, the Company agrees not to bring and warrants that it has not brought any claim against Employee in any court or before any governmental agency related to Employee’s employment with and termination of employment and the Agreement with the Company. The Company is not waiving any rights or claims that may arise under this Release or pursuant to the separate Contract for Services that Employee will enter into with the Company contemporaneous with this Release.

10.   Restrictive Covenants.
Employee recognizes and acknowledges that:

(a)    During his employment, Employee had access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. Employee agrees that he will not at any time after the execution of this Release, disclose to others, use, copy or permit to be copied any secret or confidential information of the Company (whether or not developed by Employee) without the prior written consent of R. Blake Young, Executive Vice President, Administration and Technology, for the Company, unless such conduct is in furtherance of the Employee’s consulting obligations as set forth in the separate Contract for Services the Employee will enter into with the Company contemporaneous with this Release. The term “secret or confidential information of the Company” (sometimes referred to herein as “Confidential Information”) shall include, without limitation, the Company’s plans; strategies; potential acquisitions; costs; prices; systems for buying, selling, and/or trading natural gas, natural gas liquids, crude oil, coal, electricity, bandwidth and communications services; client lists; pricing policies; financial information; the names of and pertinent information regarding suppliers; computer programs; policy or procedure manuals; training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its suppliers or clients; or servicing methods and techniques at any time used, developed, or investigated by the Company; before or during Employee’s tenure of employment, to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. Employee further agrees to continue to maintain in confidence any confidential information of third parties received as a result of Employee’s employment and duties with the Company.

(b)    Upon the Termination Date, Employee will deliver to the Company, as reasonably determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by Employee, solely or jointly with others, and which are in Employee’s possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

11.   Acknowledgements.

(a)    Employee has been advised in writing by the Company to consult with an attorney before executing this Release.

(b)    Employee has carefully read the contents of this Release and understands its contents. Employee is executing this Release voluntarily, knowingly, and without any duress or coercion.

(c)    Employee has been extended a period of twenty-one (21) days within which to consider this Release and this has afforded Employee ample opportunity to consult with personal, financial, and legal advisors prior to executing this Release. By executing this Release prior to the expiration of the twenty-one (21) day period after presentment of this Release to Employee, Employee hereby certifies and represents that Employee’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period.

(d)    Employee understands that for a period of seven (7) days following Employee’s execution of this Release, Employee may revoke the Release by notifying R. Blake Young, Executive Vice President, Administration and Technology, Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002, in writing, of Employee’s desire to do so. Employee understands that after the seven (7) day revocation period has elapsed, this Release shall become effective and binding. Notwithstanding the foregoing, Employee agrees that the resignation(s) set forth in Section 8 shall be effective even if Employee revokes the Release.

(e)    Any payments received pursuant hereto are subject to applicable employment and income taxes. Employee acknowledges and agrees that the Company has made no representations regarding the tax consequences of any amounts received by Employee, and Employee further acknowledges and agrees that Employee is solely liable and responsible, and will indemnify the Company and hold it harmless, for any amounts that may be deemed subject to withholding tax which were not withheld from these amounts.

12.   General Provisions.

(a)    This Release sets forth the entire agreement between the parties hereto and supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Release. This Release expresses the full terms upon which the Company and Employee conclude the employment relationship. All obligations or responsibilities of either party under the Agreement not referenced herein are superceded by this Release. There are no other representations or terms relating to the employment relationship or the conclusion of that relationship other than those set forth in writing in this Release. Employee hereby represents and acknowledges that in executing this Release, except as otherwise set forth herein, Employee does not rely and has not relied upon any representations or statements made by any of the parties, agents, attorneys, employees, or representatives with regard to the subject matter, basis or effect of this Release.

(b)    In the event that any provision of this Release should be held to be void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

(c)    This Release shall be construed and enforced according to the laws of the State of Texas. Employee and the Company each hereby submit to the personal jurisdiction of, and venue in, the federal and state courts in the City of Houston, State of Texas for any actions arising out of or relating to this Release and further agree that such courts shall have exclusive jurisdiction over these matters.

(d)    Employee and the Company fully understand and agree to be bound by all of the provisions of this Release. The Company acknowledges and agrees that the Board of Directors of the Company has authorized and approved any terms and conditions for which such authorization and approval is required.

(e)    Employee and the Company agree that Employee may keep the laptop or desktop computer (including printer and installed software), cellular telephone, and Blackberry communication device that the Company provided to him during his employment. All responsibility for continued maintenance, wireless service, software licensing and updates, and internet access for these devices shall be borne by the Employee going forward from the Termination Date, or the renewal date of the next billing cycle for such service, whichever happens last. The Company will provide reasonable support for transfer of these services and obligations to Employee.

(f)    By executing this Release, Employee hereby waives his right to any funds or other amounts for which he might otherwise be eligible under the Mid Term Incentive Performance Award Program.

(g)    The obligations of Dynegy, Inc. and Illinois Power Company under this Release are their joint and several obligations and shall survive the death of Employee, should such circumstances arise prior to the Effective Date.

DYNEGY INC. & ILLINOIS POWER COMPANY

	By:	/s/ Bruce A. Williamson
Bruce A. Williamson
President and
Chief Executive Officer

EXECUTED this 27 th day of January, 2004.

/s/ Larry F. Altenbaumer
Larry F. Altenbaumer

Exhibit 1

January 22, 2004

Board of Directors
Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, Texas 77002

Ladies and Gentlemen:

Effective as of March 31, 2004, I hereby resign from any and all positions as an officer or director of Dynegy Inc. and its subsidiaries and affiliates, including the position of President, Illinois Power Co. and Senior Vice President of Dynegy Inc., and from all committees to which I have been appointed or elected by reason of my employment with Dynegy Inc. and its subsidiaries and affiliates.

Larry F. Altenbaumer